Exhibit 99.1
BeiGene Presents Data at ESMO Virtual Congress 2020 on Phase 3 Trial of Tislelizumab in First-Line Non-Squamous Non-Small Cell Lung Cancer and Phase 2 Trial of Pamiparib in Advanced Ovarian Cancer
CAMBRIDGE, Mass. and BEIJING, China, September 17, 2020 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced the first reported data from RATIONALE 304, the Phase 3 trial of its anti-PD-1 antibody tislelizumab in combination with chemotherapy as a potential first-line treatment for patients with locally advanced or metastatic non-squamous non-small cell lung cancer (NSCLC), and the first reported data from the pivotal Phase 2 trial of its investigational PARP inhibitor pamiparib in advanced ovarian cancer (OC) at the European Society for Medical Oncology (ESMO) Virtual Congress 2020, which takes place on September 19-21.

“We are pleased to share the promising RATIONALE 304 results, which were used to support our recently accepted supplemental new drug application in first-line non-squamous NSCLC in China,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “BeiGene is evaluating tislelizumab in multiple Phase 3 trials for the treatment of lung cancer, including RATIONALE 307 in first-line squamous NSCLC, which was reported at ASCO 2020 and filed in China, RATIONALE 303 in second-line NSCLC, RATIONALE 315 in stage II/IIIA NSCLC, and RATIONALE 312 in first-line extensive-stage small cell lung cancer. Our hope is to advance our broad tislelizumab development program in lung cancer to potentially improve treatment outcomes for the most prevalent cancer, both globally and in China.”

“In addition to our Phase 3 data on tislelizumab, we are glad to report that the pivotal Phase 2 data of pamiparib in advanced ovarian cancer patients with BRCA1/2 mutations demonstrated high objective response rates in both platinum-sensitive and platinum-resistant subtypes, and we look forward to advancing pamiparib, which is currently under regulatory review in China,” added Dr. Ben.

RATIONALE 304, Phase 3 Trial of Tislelizumab in Combination with Chemotherapy in First-Line Locally Advanced or Metastatic Non-Squamous NSCLC

Poster #1263P

“Tislelizumab in combination with pemetrexed and platinum chemotherapy has demonstrated encouraging results among advanced NSCLC patients with non-squamous histology, including a median progression-free survival of 9.7 months and an overall response rate of 57.4 percent. We are hopeful that tislelizumab can bring a new treatment option to patients with lung cancers in China,” commented Shun Lu, M.D., Ph.D., Professor of Shanghai Chest Hospital at Jiao Tong University and lead investigator for the trial.

RATIONALE 304 is a randomized, open-label, multi-center Phase 3 clinical trial of tislelizumab in combination with pemetrexed and platinum chemotherapy (either carboplatin or cisplatin) as a first-line treatment for patients with stage IIIB or stage IV non-squamous NSCLC, compared to pemetrexed and platinum alone (NCT03663205). A total of 334 patients in China were enrolled in the trial, randomized at 2:1 to receive tislelizumab (200 mg every three weeks) in combination with chemotherapy (Arm A) or chemotherapy alone (Arm B). As of the data cutoff on January 23, 2020, with a median follow-up time of 9.8 months, 97 patients (43.5%) remained on treatment in Arm A and 20 patients (18.0%) in Arm B. Results included:

•The trial achieved the primary endpoint of progression-free survival (PFS) as assessed by independent review committee (IRC), with a median of 9.7 months in Arm A, a significant improvement compared to 7.6 months in the chemotherapy alone Arm B (p=0.0044; stratified hazard ratio [HR]=0.645 [95% CI: 0.462, 0.902]);

•Higher objective response rate (ORR) and disease control rate (DCR) were achieved in patients who received tislelizumab in combination with chemotherapy as assessed by IRC per RECIST v1.1 – 57.4% (95% CI: 50.6, 64.0) and 89.2% (95% CI: 84.4, 93.0) in Arm A, compared to 36.9% (95% CI: 28.0, 46.6) and 81.1% (95% CI: 72.5, 87.9) in Arm B;

•Longer duration of response (DoR) was observed in patients who received tislelizumab in combination with chemotherapy, with a median of 8.5 months (95% CI: 6.80, 10.58) in Arm A, compared to 6.0 months (95% CI: 4.99, not evaluable) in Arm B;

•Treatment of tislelizumab in combination with platinum and pemetrexed was generally well-tolerated, with no new safety signals identified;

•All patients in Arm A and 99.1% of patients in Arm B experienced at least one treatment-emergent adverse event (TEAE); TEAEs leading to permanent discontinuation of any component of treatment occurred in 25.7% and 9.1% of the patients in Arm A and Arm B, respectively;

•Most treatment-related adverse events (TRAEs) were hematologic in nature and primarily mild-to-moderate in severity, as follows:

◦In Arm A, the most common (≥20.0%) Grade 1-2 TRAEs include anemia (68.0%), leukopenia (60.8%), thrombocytopenia (50.5%), nausea (42.3%), increased alanine aminotransferase (ALT; 41.4%), increased aspartate aminotransferase (AST; 38.7%), neutropenia (37.4%), fatigue (33.3%), decreased appetite (28.4%), and vomiting (24.8%);

◦In Arm B, the most common (≥20.0%) Grade 1-2 TRAEs include anemia (64.5%), leukopenia (59.1%), thrombocytopenia (50.0%), increased AST (44.5%), increased ALT (40.9%), nausea (39.1%), neutropenia (38.2%), fatigue (31.8%), decreased appetite (25.5%), and vomiting (20.9%);

•Grade ≥3 TRAEs occurred in 67.6% of patients in Arm A and 53.6% in Arm B, with the most common (≥10.0%) in Arm A being neutropenia (44.6%), leukopenia (21.6%), thrombocytopenia (19.4%), and anemia (13.5%), and the most common (≥10.0%) in Arm B being neutropenia (35.5%), leukopenia (14.5%), thrombocytopenia (13.6%), and anemia (10.0%);

•Immune-mediated AEs were reported in 57 patients in Arm A (25.7%), and most of them were mild-to-moderate in severity, with the most common ones being pneumonitis (9%), hypothyroidism (8.6%), and hyperthyroidism (2.7%); and

•Across the trial, nine patients experienced a fatal TEAE, including seven in Arm A caused by pneumonitis (n=3), asphyxia, atrial fibrillation, cerebellar hemorrhage, and unspecified death (n=1, each), and two in Arm B caused by pneumonitis and embolism (n=1, each).

Pivotal Phase 2 Trial of Pamiparib in Advanced OC

Poster #820P

“Pamiparib demonstrated strong antitumor activity in patients with advanced ovarian cancer, having achieved clinically meaningful and durable responses in both platinum-sensitive and platinum-resistant patients with BRCA1/2 mutation. This is encouraging news for patients with relapsed disease or patients who discontinued standard treatment due to unacceptable toxicity, and we are excited about pamiparib’s potential to improve treatment outcomes for them,” said Xiaohua Wu, M.D., Ph.D., Professor and Chair of Gynecologic Oncology Department at Fudan University Shanghai Cancer Center and lead investigator for the trial.

The preliminary results presented at ESMO 2020 were from a Phase 2 dose-expansion portion of a Phase 1/2 trial of pamiparib in patients with advanced ovarian cancer, fallopian cancer, and primary peritoneal cancer or advanced triple negative breast cancer (NCT03333915). A total of 113 patients in China with high-grade, non-mucinous, epithelial OC (including fallopian or primary peritoneal cancer), harboring germline BRCA1/2 mutation, following at least two prior lines of standard chemotherapy were enrolled in the pivotal Phase 2 portion of the trial, including 90 patients with advanced platinum-sensitive OC (PSOC) in Cohort 1, and 23 patients with advanced platinum-resistant OC (PROC) in Cohort 2. Patients received pamiparib 60 mg orally twice daily in 21-day cycles. The primary endpoint of the study is ORR as assessed by IRC per RECIST v1.1. As of the data cutoff on February 2, 2020, with a median follow-up time of 12.2 months (0.2, 21.5), results included:

•In Cohort 1 of patients with PSOC:

◦ORR was 64.6% (95% CI: 53.3, 74.9), including eight complete responses (CRs) and 45 partial responses (PRs);

◦DCR was 95.1% (95% CI: 88.0, 98.7);

◦Cancer antigen (CA)-125 response rate was 79.7% (95% CI: 68.8, 88.2);

◦The median DoR was 14.5 months (95% CI: 11.1, not evaluable) and the median PFS was 15.2 months (95% CI: 10.35, not evaluable);

•In Cohort 2 of patients with PROC:

◦ORR was 31.6% (95% CI: 12.6, 56.6), including six PRs;

◦DCR was 94.7% (95% CI: 74.0, 99.9);

◦CA-125 response rate was 38.1% (95% CI: 18.1, 61.6);

•Pamiparib was generally tolerated, consistent in patients with PSOC and PROC, and similar to other PARP inhibitors;

•Across the trial, the most common (≥20.0%) TEAEs of any grade included anemia (89.4%), nausea (68.1%), decreased neutrophil count (61.1%), decreased white blood cell count (60.2%), vomiting (50.4%), decreased platelet count (31.0%), decreased appetite (30.1%), asthenia (28.3%), diarrhea (22.1%), increased AST (21.2%), decreased lymphocyte count (21.2%), increased ALT (20.4%), and leukopenia (20.4%);

•Across the trial, the most common (≥10.0%) Grade ≥3 TEAEs included anemia (41.6%), decreased neutrophil count (33.6%), decreased white blood cell count (19.5%), and leukopenia (10.6%); and

•No myelodysplastic syndrome or significant complications potentially related to hematologic AEs, such as Grade ≥3 hemorrhage, fever, or infection, were reported in the trial.

To learn more about the data presented at the ESMO Virtual Congress 2020 and BeiGene’s clinical pipeline, visit our virtual booth at https://beigenemedical.eu/.

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for patients with classical Hodgkin’s lymphoma who received at least two prior therapies and for patients with locally advanced or metastatic urothelial carcinoma with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy.

In addition, three supplemental new drug applications for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review, for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy, for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, and for previously treated unresectable hepatocellular carcinoma.

Currently, 16 potentially registration-enabling clinical trials are being conducted in China and globally, including 12 Phase 3 trials and four pivotal Phase 2 trials.

Tislelizumab is not approved for use outside of China.

About Pamiparib

Pamiparib (BGB-290) is an investigational inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP-DNA complex trapping in preclinical models. Discovered by BeiGene scientists, pamiparib is currently in global clinical development as a monotherapy or in combination with other agents for a variety of solid tumor malignancies. To date, more than 1,200 patients have been enrolled in clinical trials of pamiparib.

A New Drug Application (NDA) for pamiparib for patients with ovarian cancer has been accepted and granted priority review by CDE of the NMPA.

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,200+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding clinical data from ongoing clinical trials of tislelizumab and pamiparib; the mechanism of action of tislelizumab; the potential for tislelizumab as a treatment for patients with lung cancers and for pamiparib as a treatment for patients with ovarian cancer; and BeiGene’s advancement of, and anticipated clinical development, regulatory milestones, and commercialization of tislelizumab, pamiparib, and its other drug candidates. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact
Craig West
+1 857-302-5189
ir@beigene.com

Media Contact
Liza Heapes or Vivian Ni
+1 857-302-5663 or +1 857-302-7596
media@beigene.com